Exhibit 99.1
NEWS RELEASE
Visteon announces results for tender offer and pricing of new issue
VAN BUREN TOWNSHIP, Mich., June 17, 2008 – Visteon Corporation (“Visteon”) (NYSE: VC) today announced the expiration of its previously announced tender offer (the “Tender Offer”) for up to $344,000,000 in aggregate principal amount of its 8.25 percent notes due August 2010 (“Old Notes”) and contemporaneous pricing of $206,386,000 in aggregate principal amount of new 12.25 percent senior notes due 2016 (“New Notes”). Visteon received tenders through the Automated Tender Offer Program (“ATOP”) from Eligible Holders (as defined below) of approximately 77.10 percent or $424,029,000 (“ATOP Tenders”) of the $550,000,000 of the aggregate principal amount of its 8.25 percent Senior Notes due 2010 (the “Old Notes”) as of 11:59 p.m., New York City time, on Monday, June 16, 2008 (“Expiration Date”). The Tender Offer was made upon the terms and subject to conditions set forth in the offer to purchase and the related letter of transmittal, each dated May 19, 2008. Pursuant to the terms and conditions set forth therein, in addition to tendering through ATOP, each Eligible Holder was required to send a validly completed and executed letter of transmittal to the Depositary.
The New Notes are senior unsecured obligations of Visteon Corporation and will be guaranteed by certain of its U.S. subsidiaries. The New Notes mature on Dec. 31, 2016, and will bear interest at a rate per annum equal to 12.25 percent. The New Notes include a put option pursuant to which a holder can require Visteon to repurchase all or a portion of such holder’s New Notes on Dec. 31, 2013 at 100 percent of the principal amount thereof plus accrued and unpaid interest to such date. All or a portion of the New Notes can be redeemed by Visteon (a) prior to Dec. 31, 2013, at par plus a make-whole premium and (b) on or after Dec. 31, 2013, at specified redemption prices, plus in each case accrued and unpaid interest, including, if applicable, liquidated damages on the principal amount of New Notes being redeemed. The notes were issued at a price of 91.621 to yield 14.50 percent.
The New Notes have not been and will not be registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.
Visteon has satisfied all of the conditions to the Tender Offer and has accepted for purchase Old Notes on a pro rata basis with a pro ration factor of approximately 81.14 percent. Visteon has made the corresponding reductions to the amount of New Notes required to be purchased by each Eligible Holder in accordance with the terms of the offer to purchase. The settlement date for both the Tender Offer and the offering of the New Notes is expected to be Wednesday, June 18, 2008.
As noted previously, each Eligible Holder who tendered Old Notes in the Tender Offer was required, as a condition to such Eligible Holder’s participation in the Tender Offer, to purchase a principal amount of Visteon’s New Notes equal to 60 percent of the aggregate principal amount of Old Notes purchased from such Eligible Holder pursuant to the Tender Offer. The Tender Offer and offering of New Notes were made only to holders of the Old Notes that are qualified institutional buyers and institutional accredited investors inside the United States, and to certain non-U.S. investors located outside the United States (“Eligible Holders”).
The total consideration for each $1,000 principal amount of Old Notes validly tendered and not validly withdrawn prior to Early Tender Deadline is $978.30 (“Total Consideration”), which includes an early tender payment of $40 per $1,000 principal amount of Old Notes tendered. Only Eligible Holders who validly tendered and did not validly withdraw Old Notes and committed to purchase the applicable amount of New Notes on or prior to Early Tender Deadline are eligible to receive the Total Consideration for such Notes purchased in the Tender Offer. Eligible Holders who validly tendered their Old Notes and committed to purchase the applicable amount of New Notes after the Early Tender Date and on or prior to the Expiration Date will be eligible to receive an amount, paid in cash, equal to the Total Consideration less the $40 Early Tender Payment per $1,000 principal amount of Old Notes tendered.
This press release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities. The tender offer and the offering of New Notes were made only pursuant to an offer to purchase, an offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as was permitted under applicable law.
Visteon Profile
Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has facilities in 26 countries and employs approximately 40,000 people.
Cautionary Information Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, changes in interest rates and fuel prices; the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s vehicle production volumes; work stoppages at our customers; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements and indentures; the financial distress of our suppliers, or other significant suppliers to our customers, and possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages; our ability to timely implement, and realize the anticipated benefits of restructuring and other cost-reduction initiatives, including our multi-year improvement plan, and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions, acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover these costs; the effects of reorganization and/or restructuring plans announced by our customers; the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a party; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2007). We assume no obligation to update these forward-looking statements.
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Contacts:
Media:	Investors:
Jim Fisher	Derek Fiebig
734-710-5557	734-710-5800
jfishe89@visteon.com	dfiebig@visteon.com